EXHIBIT 3.2a
FIRST AMENDMENT TO THE OPERATING AGREEMENT
OF NEK-SEN ENERGY, LLC
     THIS FIRST AMENDMENT TO THE OPERATING AGREEMENT OF NEK-SEN ENERGY, LLC is adopted and approved effective as of the 3rd day of April, 2006 pursuant to the Kansas Limited Liability Company Act and Section 8.1 of the Operating Agreement (the “Operating Agreement”) of NEK-SEN Energy, LLC (the “Company”).
     The Operating Agreement is hereby amended as follows:
     1. The Operating Agreement is amended by deleting Subsection 1.10(r) in its entirety and substituting in lieu thereof the following:
(r) “Fiscal Year” means (i) any twelve-month period commencing on October 1 and ending on September 30 and (ii) the period commencing on the immediately preceding October 1 and ending on the date on which all Property is distributed to the Unit Holders pursuant to Article X hereof, or, if the context requires, any portion of a Fiscal Year for which an allocation of Profits or Losses or a distribution is to be made.
     2. In all other respects, the Operating Agreement shall remain in full force and effect, and all references to the Operating Agreement in any documentation of or concerning the Company shall be deemed to refer to the Operating Agreement as amended hereby.
CERTIFICATION
     The above amendment to the Operating Agreement was approved and ratified at a meeting of the members held on April 3, 2006.

Certified this 3rd day of April, 2006.

/s/ Brian C. Poppe Brian Poppe, Secretary